Exhibit 99.1

Mangoceuticals Closes Registered Direct Offering Priced at 74% Premium to Recent Market Close

Transaction follows a $2.5 million strategic investment commitment at MangoRx IP Holdings to support intellectual property commercialization

DALLAS, TX / October 9, 2026 / Mangoceuticals, Inc. (NASDAQ: MGRX) (“Mangoceuticals” or the “Company”), a company focused on developing, marketing and selling health and wellness products through its telemedicine platforms under the MangoRx and PeachesRx brands, today announced the closing of a registered direct offering with a U.S.-based private investment firm, priced at a premium to the Company’s recent closing share price. Management believes the transaction reflects investor interest in the Company’s strategy and long-term opportunities.

The financing follows the Company’s October 1, 2026 announcement that its subsidiary, MangoRx IP Holdings, LLC (“MangoRx IP”), entered into agreements for $2.5 million in aggregate strategic investment commitments in exchange for a 25% membership interest in its subsidiary. MangoRx IP has received $1.75 million of the committed capital, with the remaining $750,000 due by November 28, 2026, subject to the applicable agreement. This subsidiary-level investment did not require the issuance of Mangoceuticals common stock or other parent-company securities. The proceeds are intended to advance the commercialization of MangoRx IP’s intellectual property portfolio.

Together, the transactions provide capital at both the parent and subsidiary levels through distinct structures. The registered direct offering provides additional working capital to Mangoceuticals, while the subsidiary financing is intended to support intellectual property commercialization without directly diluting the publicly traded parent’s common stock through a securities issuance.

“We believe the ability to attract a direct investment at a substantial premium to our recent trading price, shortly after securing strategic capital commitments for MangoRx IP, is an encouraging development for Mangoceuticals,” said Jacob D. Cohen, Chief Executive Officer. “These transactions demonstrate our focus on pursuing financing structures suited to different parts of our business. We intend to build on this momentum as we advance commercialization initiatives and evaluate opportunities to create long-term shareholder value.”

Transaction Details

The approximately $500,000 registered direct offering closed on October 9, 2026. The offering was priced at $0.75 per unit, with each unit consisting of one share of common stock and one warrant. The unit purchase price represents an approximately 74% premium to the Company’s referenced recent closing share price of $0.43. The transaction’s economic terms are described in the Company's Current Report on Form 8-K filed with the SEC on October 9, 2026 (the “Form 8-K”). Investors should review the Form 8-K and the offering documents filed as exhibits to the Form 8-K to understand the potential dilution that could result from exercises of the warrants.

The offering was made pursuant to an effective shelf registration statement on Form S-3 (No. 333-288039) previously filed with the U.S. Securities and Exchange Commission (SEC) and declared effective by the SEC on June 24, 2025. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering were filed with the SEC and are available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained by contacting the Company at 17130 Dallas Parkway, Suite 240, Dallas, TX 75248, by email at investors@mangorx.com, or by telephone at +1 (214) 242-9619.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mangoceuticals, Inc.

MangoRx is focused on developing a variety of men’s health and wellness products and services via a secure telemedicine platform. The Company currently offers pharmaceutical-based products specifically related to the treatments of erectile dysfunction, hair growth, hormone replacement therapies, and weight management. Interested consumers can use MangoRx’s telemedicine platform for a smooth experience. Prescription requests will be reviewed by a licensed medical provider and, if approved, fulfilled and discreetly shipped through MangoRx’s partner compounding pharmacy and right to the patient’s doorstep. To learn more about MangoRx’s mission and other products, please visit www.MangoRx.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this press release contain forward-looking information within the meaning of applicable securities laws, including within the meaning of the Private Securities Litigation Reform Act of 1995 (“forward-looking statements”). These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target,” “up to” or similar words or phrases. These forward-looking statements include, but are not limited to, the timing and receipt of the second tranche of subscription funds discussed above, the use of the proceeds of the investments and the outcome thereof; and the commercialization and monetization of MangoRx IP’s intellectual property. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we provide no assurance that these plans, intentions or expectations will be achieved. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

More information on potential factors that could affect the Company’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and subsequent reports. These filings are available at www.sec.gov and at our website at https://www.mangoceuticals.com/sec-filings. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results. The forward-looking statements included in this press release are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

FOR INVESTOR RELATIONS Email: investors@mangorx.com